As filed with the Securities and Exchange Commission on May 18, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POTASH CORPORATION OF SASKATCHEWAN INC.

(Exact name of registrant as specified in its charter)

Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

122 - 1st Avenue South

Saskatoon, Saskatchewan, Canada S7K 7G3

(Address, including zip code, of Principal Executive Offices)

Potash Corporation of Saskatchewan Inc.

2012 Performance Option Plan

(Full title of the plan)

William J. Doyle

Potash Corporation of Saskatchewan Inc.

122 – 1st Avenue South

Saskatoon, Saskatchewan, Canada S7K 7G3

(Names and address of agent for service)

(306) 933-8500

(Telephone number, including area code, of agent for service)

Copy to:

Timothy J. Melton

Joel T. May

Jones Day

77 West Wacker

Chicago, Illinois 60601

(312) 782-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Shares, no par value	3,000,000 shares	$39.46	$118,380,000	$13,567

(1)	Consists of Common Shares of Potash Corporation of Saskatchewan Inc. (the “Registrant”) to be issued pursuant to the Potash Corporation of Saskatchewan Inc. 2012 Performance Option Plan (the “Plan”).
(2)	This Registration Statement also covers, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional Common Shares that may result from subdivisions, consolidations or reclassifications of the Common Shares, the payment of share dividends by the Registrant, or other relevant changes in the capital of the Registrant in accordance with the provisions of the Plan.
(3)	Estimated solely for purposes of calculation of the registration fee, based upon the exercise price of options denominated in U.S. dollars pursuant to Rule 457(h) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Commission on February 27, 2012;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2012, filed with the Commission on May 2, 2012;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 13, 2012 and May 18, 2012; and

(d)	The description of the Registrant’s Common Shares contained in the Registrant’s Current Report on Form 8-K filed with the Commission on December 21, 2001.

In addition, all of the Registrant’s reports filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 124 of the Canada Business Corporations Act authorizes corporations to indemnify past and present directors, officers and certain other individuals for liabilities incurred in connection with their services as such (including costs, expenses and settlement payments) if such individual acted honestly and in good faith with a view to the best interests of the corporation and, in the case of a criminal or administrative proceeding, if such individual had reasonable grounds for believing his or her conduct was lawful. In the case of a suit by or on behalf of the corporation, a court must approve the indemnification.

Section 11(4) of the Registrant’s bylaws provides that the Registrant shall indemnify directors and officers to the extent required or permitted by law.

The Registrant has entered into agreements with its directors and officers (each an “Indemnitee” under such agreements) to indemnify the Indemnitee, to the extent permitted by law and subject to certain limitations, against all costs reasonably incurred by an Indemnitee in an action or proceeding to which the Indemnitee was made a party by reason of the Indemnitee being an officer or director of (i) the Registrant or (ii) an organization of which the Registrant is a shareholder or creditor if the Indemnitee serves such organization at the request of the Registrant.

The Registrant maintains insurance policies relating to certain liabilities that its directors and officers may incur in such capacity.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saskatoon, Province of Saskatchewan, Canada, on the 18th day of May, 2012.

POTASH CORPORATION OF SASKATCHEWAN INC.

By:	/s/ William J. Doyle
William J. Doyle President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William J. Doyle, Wayne R. Brownlee and Joseph A. Podwika, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities indicated, on the dates indicated below.

Signature	Title	Date

/s/ Dallas J. Howe Dallas J. Howe	Chair of the Board	May 18, 2012

/s/ Wayne R. Brownlee Wayne R. Brownlee	Executive Vice President, Treasurer and Chief Financial Officer (Principal financial and accounting officer)	May 18, 2012

/s/ William J. Doyle William J. Doyle	President and Chief Executive Officer	May 18, 2012

/s/ Christopher M. Burley Christopher M. Burley	Director	May 18, 2012

/s/ Donald G. Chynoweth Donald G. Chynoweth	Director	May 18, 2012

/s/ Daniel Clauw Daniel Clauw	Director	May 18, 2012

/s/ John W. Estey John W. Estey	Director	May 18, 2012

Signature	Title	Date

/s/ Gerald W. Grandey Gerald W. Grandey	Director	May 18, 2012

/s/ C. Steven Hoffman C. Steven Hoffman	Director	May 18, 2012

/s/ Alice D. Laberge Alice D. Laberge	Director	May 18, 2012

/s/ Keith G. Martell Keith G. Martell	Director	May 18, 2012

/s/ Jeffrey J. McCaig Jeffrey J. McCaig	Director	May 18, 2012

/s/ Mary Mogford Mary Mogford	Director	May 18, 2012

/s/ Elena Viyella de Paliza Elena Viyella de Paliza	Director	May 18, 2012

PCS Administration (USA), Inc.

/s/ Joseph A. Podwika Joseph A. Podwika	Authorized Representative in the United States	May 18, 2012

EXHIBIT INDEX

Exhibit Number	Description

4.1	Potash Corporation of Saskatchewan Inc. 2012 Performance Option Plan and Form of Grant Certificate.

5.1	Opinion of Stikeman Elliott LLP, Canadian counsel to the Registrant, as to the legality of the shares being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Stikeman Elliott LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).